    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 29, 2000

                                            REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                             POST PROPERTIES, INC.
             (Exact Name of Registrant as Specified in its Charter)

                         GEORGIA                                                      58-1550675
     (State or Other Jurisdiction of Incorporation)                     (I.R.S. Employer Identification Number)

                                 ONE RIVERSIDE
                       4401 NORTHSIDE PARKWAY, SUITE 800
                          ATLANTA, GEORGIA 30327-3057
                                 (404) 846-5000
         (Address, Including Zip Code, and Telephone Number, including area Code, of Principal Executive Offices)

                               JEFFREY A. HARRIS
                                   PRESIDENT
                             POST PROPERTIES, INC.
                                 ONE RIVERSIDE
                       4401 NORTHSIDE PARKWAY, SUITE 800
                          ATLANTA, GEORGIA 30327-3057
                                 (404) 846-5000
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)
                             ---------------------
                                   COPIES TO:
                               JOHN J. KELLEY III
                                 STACEY K. GEER
                                KING & SPALDING
                              191 PEACHTREE STREET
                          ATLANTA, GEORGIA 30303-1763
                                 (404) 572-4600
                             ---------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: From time to time after the effective date of this Registration Statement, as determined by market conditions.

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [X]

    If any securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                                                              PROPOSED
                                                           AMOUNT       PROPOSED MAXIMUM      MAXIMUM          AMOUNT OF
                  TITLE OF SHARES                          TO BE        AGGREGATE PRICE      AGGREGATE        REGISTRATION
                  TO BE REGISTERED                     REGISTERED(1)      PER SHARE(2)     OFFERING PRICE         FEE
----------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.01 par value.......................     1,500,000           $42.50         $63,750,000         $16,830
----------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------

(1) Does not include 750,000 shares of common stock previously registered on Registration Statement No. 333-80427 and to which the prospectus contained herein relates. A registration fee in the aggregate amount of $8,633 was previously paid in connection with these shares (including the 93,242 shares not yet issued) previously registered.
(2) Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(c) based on the average of the high and low reported sales prices on the New York Stock Exchange on August 25, 2000.

                             ---------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

    PURSUANT TO RULE 429 UNDER THE SECURITIES ACT OF 1933, THE PROSPECTUS INCLUDED IN THIS REGISTRATION STATEMENT IS A COMBINED PROSPECTUS RELATING ALSO TO REGISTRATION STATEMENT NO. 333-80427 FILED BY THE REGISTRANT ON JUNE 10, 1999.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS

(POST PROPERTIES LOGO)
                                   1,500,000

                             POST PROPERTIES, INC.
                 DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

                             ---------------------

                                  COMMON STOCK
                             ---------------------

      Post Properties, Inc. is offering to the holders of shares of its common stock, par value $.01 per share, the opportunity to participate in its Dividend Reinvestment and Stock Purchase Plan. The plan provides a simple and convenient method for shareholders to invest our cash dividends and optional cash payments in shares of our common stock. All holders of record of common stock are eligible to participate in the plan.

      A shareholder may begin participating in the plan by completing an authorization card and returning it to Equiserve Trust Company, N.A., as plan administrator. Participants may terminate their participation at any time. Shareholders who do not wish to participate in the plan need take no action and will continue to receive their cash dividends, if, as and when declared, as usual. It is suggested that this prospectus be retained for future reference.

      Our common stock is listed on the New York Stock Exchange under the symbol "PPS."

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                             ---------------------

                   This prospectus is dated August 29, 2000.

     NO DEALER, SALESPERSON OR OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION OR REPRESENTATIONS. THIS PROSPECTUS IS AN OFFER TO SELL ONLY THE SECURITIES OFFERED HEREBY, BUT ONLY UNDER CIRCUMSTANCES AND IN JURISDICTIONS WHERE IT IS LAWFUL TO DO SO. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CURRENT ONLY AS OF ITS DATE.
                             ----------------------

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Where You Can Find More Information.........................    1
Post Properties, Inc........................................    2
Description of the Plan.....................................    4
Use of Proceeds.............................................   12
Experts.....................................................   13
Legal Matters...............................................   13

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549, 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. Our SEC filings are also available at the office of the New York Stock Exchange at 20 Broad Street, New York, New York 10005. For further information on obtaining copies of our public filings at the New York Stock Exchange, you should call (212) 656-5060.

     We "incorporate by reference" into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus and information that we file subsequently with the SEC will automatically update this prospectus. We incorporate by reference the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") after the initial filing of the registration statement that contains this prospectus and prior to the time that we sell all the securities offered by this prospectus:

     - Annual Report on Form 10-K for Post and Post Apartment Homes for the year ended December 31, 1999;

     - Quarterly Report on Form 10-Q for Post and Post Apartment Homes for the quarter ended March 31, 2000;

     - Quarterly Report on Form 10-Q for Post and Post Apartment Homes for the quarter ended June 30, 2000;

     - Current Report on Form 8-K for Post and Post Apartment Homes dated May 4, 2000 and June 13, 2000; and

     - The description of Post's common stock contained in the Registration Statement on Form 8-A dated July 22, 1993.

     You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing to or telephoning us at the following address:

                             Post Properties, Inc.
                             4401 Northside Parkway
                                   Suite 800
                             Atlanta, Georgia 30327
                                Attn: Secretary
                                 (404) 846-5000

     You should rely only on the information incorporated by reference or set forth in this prospectus or the applicable prospectus supplement. We have not authorized anyone else to provide you with different information. We may only use this prospectus to sell securities if it is accompanied by a prospectus supplement. We are only offering these securities in states where the offer is permitted. You should not assume that the information in this prospectus or the applicable prospectus supplement is accurate as of any date other than the dates on the front of those documents.

                             POST PROPERTIES, INC.

     We are one of the largest developers and operators of upscale multifamily apartment communities in the Southeastern and Southwestern United States. As of June 30, 2000, we owned 89 stabilized communities containing 30,818 apartment units located primarily in metropolitan Atlanta, Georgia; Dallas, Texas; and Tampa, Florida. In addition, we had under construction or in initial lease-up 13 new communities and additions to four existing communities in the Atlanta, Georgia; Dallas, Houston and Austin, Texas; Tampa and Orlando, Florida; Denver, Colorado; Charlotte, North Carolina; Phoenix, Arizona; Pasadena, California and Washington, D.C. metropolitan areas that will contain an aggregate of 5,137 apartment units upon completion. For the year ended December 31, 1999, the average economic occupancy rate, defined as gross potential rent less vacancy losses, model expenses and bad debt divided by gross potential rent, of the 76 communities stabilized for the entire year was 96.4%. The average monthly rental rate per apartment unit at these communities for December 1999 was $885. At December 31, 1999, we also managed through affiliates 13,553 additional apartment units owned by third parties. We are a fully integrated organization with multifamily development, acquisition, operation and asset management expertise. At December 31, 1999, we had approximately 2,035 employees, none of whom is a party to a collective bargaining agreement.

     Post Properties, Inc., referred to in this prospectus as Post, is a self-administered and self-managed equity real estate investment trust, or REIT. Through its wholly owned subsidiaries, Post is the sole general partner of Post Apartment Homes and it controls a majority of the limited partnership interests, or Units, in Post Apartment Homes. Post conducts all of its business through Post Apartment Homes and its other subsidiaries.

     Since our founding in 1971, we have pursued three distinctive core business strategies that have remained substantially unchanged:

     - Investment Building. Investment building means taking a long-term view of the assets we create. We develop communities with the intention of operating them for periods that are relatively long by the standards of the apartment industry. Key elements of our investment building strategy include instilling a disciplined team approach to development decisions, selecting sites in urban infill locations in strong primary markets, consistently constructing new apartment communities with a uniformly high quality and conducting ongoing property improvements.

     - Promotion of the Post(R) Brand Name. The Post(R) brand name strategy has been integral to our success and, to our knowledge, has not been successfully duplicated within the multifamily real estate industry in any major U.S. market. For such a strategy to work, a company must develop and implement systems to achieve uniformly high quality and value throughout its operations. As a result of our efforts in developing and maintaining our communities, we believe that the Post(R) brand name is synonymous with quality upscale apartment communities that are situated in desirable locations and provide superior resident service. Key elements in implementing our brand name strategy include extensively utilizing the trademarked brand name, adhering to quality in all aspects of our operations, developing and implementing leading edge training programs and coordinating our advertising programs to increase brand name recognition.

     - Service Orientation. Our mission statement is: "To provide the superior apartment living experience for our residents." By striving to provide a superior product and superior service, we believe that we will be able to achieve our long-term goals. We believe that we provide our residents with a superior product and superior service through our uniformly high quality construction, selective urban infill locations, award-winning landscaping and numerous amenities, including on-site business centers, on-site courtesy officers, urban vegetable gardens and state-of-the-art fitness centers.

     We believe that with the implementation of these strategies, multifamily properties in our primary markets have the potential over the long term to provide investment returns that exceed national averages.

     Our offices are located at 4401 Northside Parkway, Suite 800, Atlanta, Georgia 30327 and our telephone number is (404) 846-5000.

     When we refer to "we," "our" and "us" in this prospectus, we mean Post Properties, Inc. and its subsidiaries.

     Post(R) is a registered trademark of Post Properties, Inc. This prospectus also includes trademarks, service marks, trade names and references to intellectual property owned by other companies.

                            DESCRIPTION OF THE PLAN

     The provisions of our Dividend Reinvestment and Stock Purchase Plan are set forth below in question and answer format.

PURPOSE

  1. What is the purpose of the plan?

     The purpose of the plan is to provide holders of record of shares of common stock with a simple and convenient method of investing cash dividends or optional cash payments, or both, to purchase additional shares of common stock without payment of any brokerage commissions, fees or service charges. Shares of common stock purchased under the plan will either be original issue shares or shares purchased in the open market by the plan administrator, Equiserve Trust Company, N.A. (see Question 4). To the extent shares of common stock are purchased by the administrator in the open market, we will not receive any proceeds. To the extent the shares of common stock are original issue shares, we will receive additional funds for its working capital and general corporate purposes. See "Use of Proceeds."

ADVANTAGES

  2. What are the options available to shareholders?

     The plan offers the following investment options to participants:

     - Participants may purchase additional shares of common stock by having the cash dividends on all, or part, of their shares of common stock automatically reinvested;

     - Participants may purchase additional shares of common stock by receiving directly, as usual, their cash dividends, if, as and when declared, on shares of common stock and investing in the plan by making cash payments of not less than $100 per payment or more than $10,000 per month; or

     - Participants may purchase additional shares of common stock by investing both their cash dividends and any optional cash payments.

  3. What are the advantages of the plan?

     No brokerage commissions, fees or service charges are paid by participants in connection with purchases under the plan, provided, however that if shares are registered in the name of a nominee or broker, such nominee or broker may charge a commission or fee. Full investment of dividends is possible under the plan because the plan permits fractions of shares, as well as whole shares, to be purchased and credited to participants' accounts. Regular statements of account provide simplified record keeping. In addition, the free custodial services provided in connection with the plan serve to protect against loss, theft or destruction of certificates.

     The price of shares of common stock purchased under the plan as original issue shares with reinvested cash dividends is 95% of the mean of the high and low sales prices for such shares on the applicable investment date. The price of shares of common stock purchased under the plan as original issue shares with optional cash payments is 100% of the mean of the high and low sales prices for such shares on the applicable investment date. For open market purchases, the purchase price will be the average price paid by the administrator for all purchases for a single cash dividend or optional cash payment.

ADMINISTRATION

  4. Who administers the plan for participants?

     Equiserve Trust Company, N.A. has been designated by us as our agent to administer the plan for participants, maintain records, send regular statements of account to participants and perform other duties relating to the plan. Shares of common stock purchased under the plan will be held by the administrator as agent for participants and registered in the name of the administrator or its nominee. The administrator also serves as transfer agent for the common and preferred stock. Should the administrator resign, or be asked to resign, another agent will be asked to serve.

     All communications regarding the plan should be sent to the administrator addressed as follows:

    Equiserve Trust Company, N.A.
    P. O. Box 8218
    Boston, Massachusetts 06628

PARTICIPATION

  5. Who is eligible to participate?

     All holders of record of shares of common stock are eligible to participate in the plan. In order to be eligible to participate, beneficial owners of shares of common stock whose shares are registered in names other than their own (for example, shares registered in the name of a broker, administrator, nominee or trustee) must either arrange for the holder of record to join the plan or have the shares they wish to enroll in the plan transferred to their own names.

  6. How does an eligible shareholder participate?

     An eligible shareholder may join the plan by checking the box of his choice on an authorization card and returning it to the administrator. An envelope is provided for this purpose. Shareholders whose shares are registered in the name of a nominee or broker must have the nominee or broker sign the authorization card and return it to the administrator. Additional authorization cards may be obtained at any time by written request to the administrator at the address indicated above.

  7. When may a shareholder join the plan?

     A shareholder may join the plan at any time and will remain a participant until participation is terminated (see Question 20) or all shares held in the participant's plan account are sold.

     If an authorization card specifying the participant's desire to participate in the plan is received by the administrator no later than the fifth business day preceding the record date established for a particular dividend, receipt of shares of common stock in lieu of cash dividends or reinvestment of cash dividends, as appropriate, will commence with that dividend. If the authorization card is received after the fifth business day prior to the record date established for a particular cash dividend, then participation in the plan will not begin until the cash dividend payment date following the next record date, as applicable.

     We have declared and paid dividends as follows during the past two years:

DECLARATION DATE    RECORD DATE          PAYMENT DATE
----------------    -----------          ------------
August 21, 1998     September 30, 1998   October 15, 1998
November 20, 1998   December 31, 1998    January 15, 1999
February 18, 1998   March 31, 1999       April 14, 1999
May 7, 1999         June 30, 1999        July 14, 1999
August 20, 1999     September 30, 1999   October 15, 1999
November 19, 1999   December 31, 1999    January 14, 2000
February 10, 2000   March 31, 2000       April 14, 2000
May 17, 2000        June 30, 2000        July 14, 2000
August 25, 2000     September 30, 2000   October 16, 2000

     Optional cash payments are invested as specified in Question 14.

  8. What does the authorization card provide?

     The authorization card provides for the purchase of additional shares of common stock through the following options:

(a) Dividend Reinvestment Only. If the "Dividend Reinvestment Only" box is checked, the administrator will apply cash dividends on all shares of common stock registered in the participant's name, or such number as specified by participant on the authorization card, as well as on all shares of common stock credited to the participant's plan account, to the purchase of additional shares of common stock.

(b) Dividend Reinvestment and Optional Cash Payments. If the "Dividend Reinvestment and Optional Cash Payments" box is checked, the administrator will apply cash dividends on all shares of common stock registered in the participant's name, or such number as specified by participant on the authorization card, as well as on all shares of common stock credited to the participant's plan account, and any optional cash payments to the purchase of additional shares of common stock.

(c) Optional Cash Payments Only. If the "Optional Cash Payments Only" box is checked, the administrator will apply any optional cash payments and any dividends on shares credited to the participant's plan account to the purchase of additional shares of common stock. Cash dividends on shares of common stock registered in the participant's name other than in his plan account will be paid to the participant in the usual manner.

     Except with respect to dividends on shares of common stock in a participant's plan account, which are reinvested automatically, a participant may elect to reinvest the dividends on all or part of the shares of common stock registered in his name by designating his intentions on the authorization card.

  9. How may participants change investment options?

     A participant may change his investment option at any time by signing a new authorization card and returning it to the administrator. A change in investment option will be effective on the dividend payment date if the authorization card is received by the administrator no later than the fifth business day preceding the related dividend record date. If the authorization card is received by the administrator after the fifth business day preceding the related dividend record date, the change will be effective on the dividend payment date for the following quarter.

COSTS

  10. Are there any expenses of participation in connection with purchases under the plan?

     There will be no brokerage commissions or service charges to participants for purchases under the plan, regardless of whether such purchases are direct from us or open market purchases. Furthermore, all costs of administration of the plan are to be paid by us. See Question 20, "How does a participant terminate participation in the plan?" and Question 21, "May a portion of a participant's plan shares be sold?" for a discussion of payment by participants of brokerage costs and transfer taxes associated with such termination of participation and sale of shares under the plan.

     If a participant's shares are registered in the name of a nominee or broker, such nominee or broker may charge a commission or fee for both shares purchased in the open market and original issue shares.

PURCHASES

  11. How many shares of common stock will be purchased for each participant?

     The number of shares to be purchased for a participant's account under the plan will depend on the amount of a participant's dividends being reinvested, the amount of any optional cash payments and the price of the shares of common stock. Each participant's account will be credited with that number of shares, including fractions computed to four decimal places, equal to the total amount to be reinvested or invested through optional cash payments, divided by the purchase price per share.

  12. What will be the price of shares of common stock purchased under the plan?

     The price of shares of common stock purchased under the plan as original issue shares with reinvested cash dividends is 95% of the mean of the high and low sales prices for such shares on the applicable investment date. The price of shares of common stock purchased under the plan as original issue shares with optional cash payments is 100% of the mean of the high and low sales prices for such shares on the applicable investment date. For open market purchases, the purchase price will be the average price paid by the administrator for all purchases for a single cash dividend or optional cash payment.

     Since purchase prices for the common stock are established on the applicable investment date, a participant loses any advantages otherwise available from being able to select the timing of investments. Participants should recognize that neither we nor the administrator can assure a profit or protect against a loss on shares of common stock purchased under the plan.

  13. What is the source of shares purchased under the plan?

     It is anticipated that all of the shares under the plan will be issued out of our authorized but unissued shares of common stock or out of treasury stock. The plan, however, does provide the administrator the flexibility of using dividends and optional cash payments to purchase shares of common stock on the open market.

  14. How are optional cash payments made?

     Optional cash payments may be made at any time and in varying amounts of not less than $100 per payment or more than $10,000 per month. A shareholder may make an optional cash payment when enrolling in the plan by enclosing a check (made payable to Equiserve Trust Company, N.A.) with the authorization card. Thereafter, optional cash payments may be made through the use of optional cash payment forms which will be sent to participants by the administrator.

     Optional cash payments will be invested monthly, generally on the first business day of each month or, if the common stock is not traded on such day, the next trading day. However, only payments received no later than the fifth business day preceding the related monthly investment date will be invested on the related investment date. Optional cash payments received after the fifth business day preceding the related monthly investment date will be invested on the following monthly investment date. NO INTEREST WILL BE PAID ON OPTIONAL CASH PAYMENTS. IT IS THEREFORE SUGGESTED THAT ANY OPTIONAL CASH PAYMENTS A PARTICIPANT WISHES TO MAKE BE SENT SO AS TO REACH THE ADMINISTRATOR AS CLOSE AS POSSIBLE TO THE 25TH DAY OF THE MONTH PRECEDING THE MONTHLY INVESTMENT DATE. The same amount of money need not be sent each month, and there is no obligation to make an optional cash payment each month.

     A shareholder may participate through the investment of optional cash payments without the necessity of reinvesting cash dividends by checking the "Optional Cash Payments Only" box on the authorization card. However, even if the "Optional Cash Payments Only" box is checked, all dividends payable on shares purchased with optional cash payments and retained in the participant's plan account will be reinvested automatically in additional shares of common stock.

REPORTS TO PARTICIPANTS

  15. What kind of reports will be sent to participants in the plan?

     Shareholders who participate in the plan through the reinvestment of dividends will be sent a quarterly statement of their accounts and shareholders who participate through the investment of optional cash payments will be sent a monthly statement for any months within which an optional cash payment is invested. These statements of account will show any cash dividends and optional cash payments received, the number of shares purchased, the purchase price for the shares, the number of plan shares held for the participant by the administrator, the number of enrolled shares registered in the name of the participant, and an accumulation of the transactions for the calendar year to date. Quarterly statements will be mailed as soon as practicable after each dividend payment date, and monthly statements will be mailed on or about the tenth day of each month. These statements are a participant's continuing record of the cost of his purchases and should be retained for income tax purposes.

     In addition, each participant will receive the most recent prospectus constituting the plan and copies of the same communications sent to every other holder of shares of common stock, including our annual report, notice of annual meeting and proxy statement and income tax information for reporting distributions (including dividends) paid by us.

DIVIDENDS

  16. How are dividends credited to participants' accounts under the plan?

     On shares of common stock for which a participant has directed that dividends be reinvested, cash dividends will automatically be credited to a participant's account and reinvested in additional shares of common stock. Cash dividends also will be automatically reinvested on all shares which have been purchased under the plan and credited to a participant's account; provided, however, that no dividends will be earned on such shares purchased under the plan until the dividend payment for the first dividend record date which follows the date of purchase of such shares. On shares of common stock for which a participant has not directed that dividends be reinvested and on shares owned by shareholders who are not participating in the plan, cash dividends, as declared, will be received by them by check as usual.

     Stock dividends or stock splits distributed by us on the shares purchased for and credited to the account of a participant under the plan will be added to the participant's account. Stock dividends or stock splits distributed on shares owned and held outside the plan by a participant (including shares for which a participant has directed that cash dividends be reinvested) will be mailed directly to such participant.

  17. Will participants be credited with dividends on fractions of shares?

     Yes. Account balances will be computed to four decimal places and dividends will be paid on the fractional shares.

  18. Will certificates be issued for shares of common stock purchased under the plan?

     Unless requested by a participant, certificates for shares of common stock purchased under the plan will not be issued. Shares will be held in the name of the administrator or its nominees. The number of shares credited to a participant's account under the plan will be shown on his statement of account. This service protects against loss, theft or destruction of stock certificates.

     Certificates for any number of whole shares credited to an account under the plan will be issued upon the written request of a participant. The remaining whole shares and fractions of shares, if any, will continue to be credited to the participant's account. A request for issuance of plan shares, including issuance of all of the shares in a participant's account, will not constitute a termination of participation in the plan by the participant. Termination may be effected only through the delivery to the administrator of a notice of termination as outlined in Question 20, "How does a participant terminate participation in the plan?"

     Shares held by the administrator for the account of a participant may not be pledged. A participant who wishes to pledge such shares must request that a certificate for such shares be issued in his or her name.

     Certificates for fractions of shares will not be issued under any circumstances.

  19. In whose name will certificates be issued?

     A participant's account under the plan will be maintained in the name in which his shares of common stock were registered at the time he enrolled in the plan. Consequently, if and when certificates for shares held under the plan are issued, such certificates will be issued only in that name. Certificates will be issued for whole shares only.

TERMINATION OF PARTICIPATION

  20. How does a participant terminate participation in the plan?

     A participant may terminate participation in the plan at any time by making written notification to the administrator. A participant's notice of termination takes effect when written notice is received by the administrator; provided, however, if the notice of termination is received less than five business days prior to the record date for a dividend payment date, the dividend will be reinvested for that participant's account. The administrator may terminate a participant's account by mailing a written notice of termination to the participant 30 days prior to such termination. the account then will be terminated and all subsequent dividends will be paid to the participant. When a participant terminates participation in the plan, or upon termination of such participation by the administrator, certificates for whole shares credited to a participant's account under the plan will be issued to him and a cash payment will be made for any fractional share. However, in the participant's notice of termination of participation in the plan, the participant may, if he desires, direct that all of the shares credited to his account in the plan, whether whole or fractional, be sold. such sales will be made at market. Any brokerage fees and transfer taxes in connection with effecting such sales will be paid by the withdrawing participant. The proceeds of the sale, net of such expenses, will be sent to the participant.

     Former participants may become participants in the plan again at any time by signing a new authorization card and returning it to the administrator.

SALES OF PLAN SHARES

  21. May a portion of a participant's plan shares be sold?

     A participant may sell all or part of shares of common stock held in the plan in either of two ways. First, the participant may request certificates for full shares and arrange for the sale of these shares through a securities broker of the participant's choice. Alternatively, within 10 business days after receipt of written instructions, the administrator will sell any portion or all of the shares held by the administrator for the participant. These shares will be sold through independent securities brokers selected by the administrator in its sole discretion. The participant will be charged a commission, transfer and other taxes and other transaction expenses, which amounts will be deducted from the cash proceeds paid to the participant. Shares being sold for the participant may be aggregated with those of other plan participants who have requested sales. In that case, the participant will receive proceeds based on the average sales price of all shares sold, less a pro rata share of brokerage commissions, transfer and other taxes and other transaction expenses. A check representing the proceeds of the sale of shares will be forwarded to the participant as soon as practicable after settlement of the sale.

TAX CONSEQUENCES OF PARTICIPATION IN THE PLAN

  22. What are the federal income tax consequences of participation in the plan?

     Under the current provisions of the Internal Revenue Code of 1986, as amended, the purchase of shares of common stock under the plan will generally result in the following federal income tax consequences:

(a) A dividend on shares of common stock will be treated for federal income tax purposes as a dividend received by the participant notwithstanding that it is used to purchase additional common stock pursuant to the plan. The full amount of cash dividends reinvested under the plan plus the 5% purchase discount on original issue shares will represent dividend income to a participant. In addition, the amount of any brokerage commissions, mark-ups, and other fees or expenses incurred by us on behalf of a participant whose dividends are reinvested to purchase shares on the open market will constitute a dividend to such participant for federal income tax purposes.

(b) Dividends paid to corporate shareholders, including amounts taxable as dividends to corporate participants under (a) above, will not be eligible for the corporate dividends-received deduction under the Internal Revenue Code.

(c) A participant's tax basis in additional shares of common stock acquired under the plan with reinvested dividends will be equal to the amount treated as a dividend for federal income tax purposes. The participant's holding period for such shares of common stock will commence on the day after the investment date.

(d) A participant will not realize any taxable income upon the receipt of a certificate for full shares credited to the participant's account. A participant will recognize gain or loss when a fractional share interest is liquidated or when the participant sells or exchanges shares received from the plan. Such gain or loss will equal the difference between the amount which the participant receives for such fractional share interest or such shares and the tax basis therefor.

     In the case of participants whose dividends are subject to withholding of federal income tax, dividends will be reinvested less the amount of tax required to be withheld.

     The above is intended only as a general discussion of the current federal income tax consequences of participation in the plan. Participants should consult their own tax advisers regarding the federal and state income tax consequences (including the effects of any changes in the law) of their individual participation in the plan.

OTHER INFORMATION

  23. What happens if we issue a stock dividend or declare a stock split?

     Any stock dividends or stock splits distributed by us on the shares purchased for and credited to the account of a participant under the plan will be added to the participant's account. Stock dividends or stock splits distributed on shares owned and held outside the plan by a participant (including shares for which a participant has directed that cash dividends be reinvested) will be mailed directly to such participant in the same manner as to shareholders who are not participating in the plan.

     In the event we make available to shareholders rights to purchase additional shares of common stock or other securities, such rights will be made available to participants based on the number of shares (including fractional share interests to the extent practicable) held in their plan accounts on the record date established for determining shareholders who are entitled to such rights.

  24. How will a participant's shares be voted at meetings of shareholders?

     The administrator will forward, as soon as practicable, any proxy solicitation materials to the participant. The administrator will vote any full and/or fractional shares of common stock that it holds for the participant's account in accordance with the participant's directions. If a participant does not return a signed proxy to the administrator, the administrator will not vote such shares.

  25. What is our responsibility under the plan?

     Neither we nor the administrator will be liable for any act done in good faith or for any good faith omission to act, including, without limitation, any claims of liability arising out of failure to terminate a participant's account upon such participant's death or adjudicated incompetency prior to the receipt of notice in writing of such death or adjudicated incompetency, the prices at which shares are purchased for the participant's account, the times when purchases are made of fluctuations in the market value of the common stock. Neither we nor the administrator have any duties, responsibilities or liabilities except those expressly set forth in the plan.

THE PARTICIPANT SHOULD RECOGNIZE THAT WE CANNOT ASSURE A PROFIT OR PROTECT AGAINST A LOSS ON THE SHARES PURCHASED BY A PARTICIPANT UNDER THE PLAN.

  26. May the plan be changed or discontinued?

     While the plan is intended to continue indefinitely, we reserve the right to suspend or terminate the plan at any time. We also reserve the right to make modifications to the plan. Notice of any suspension, termination or modification will be sent to all participants.

     We intend to use our best efforts to maintain the effectiveness of the Registration Statement filed with the SEC covering the offer and sale of common stock under the plan. However, we have no obligation to offer, issue or sell common stock to participants under the plan if, at the time of the offer, issuance or sale, the Registration Statement is for any reason not effective. Also, we may elect not to offer or sell common stock under the plan to participants residing in any jurisdiction or foreign country where, in our judgment, the burden or expense of compliance with applicable blue sky or securities laws makes such offer or sale there impracticable or inadvisable. In any of these circumstances, dividends, if, as and when declared, will be paid in the usual manner to the shareholders and any optional cash payments received from such shareholder will be returned to him.

                                USE OF PROCEEDS

     The net proceeds from the sale of original issue shares of common stock issued under the plan will be used to increase working capital and for other general purposes. We have no basis for estimating either the number of shares of common stock that ultimately will be sold pursuant to the plan or prices at which such shares will be sold.

     We will not receive any funds under the plan from the purchase of shares of common stock in the open market by the administrator.

                                    EXPERTS

     The consolidated financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K of Post Properties, Inc. and Post Apartment Homes, L.P. for the year ended December 31, 1999 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                 LEGAL MATTERS

     The validity of the issuance of the shares of common stock offered pursuant to this prospectus will be passed upon for Post Properties by King & Spalding, Atlanta, Georgia. Herschel M. Bloom, a partner of King & Spalding, is a director of Post Properties.

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the various expenses in connection with the issuance and distribution of the securities, other than underwriting discounts and commissions. All of the amounts shown are estimated except the Securities and Exchange Commission registration fee.

SEC registration fee........................................  $16,830
Printing and engraving expenses.............................   20,000
Legal fees and expenses.....................................   10,000
Miscellaneous...............................................    3,170
                                                              -------
          Total.............................................  $50,000
                                                              =======

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Part 5 of Article 8 of the Georgia Business Corporation Code states:

14-2-850.  PART DEFINITIONS.

     As used in this part, the term:

     (1) "Corporation" includes any domestic or foreign predecessor entity of a corporation in a merger or other transaction in which the predecessor's existence ceased upon consummation of the transaction.

     (2) "Director" or "officer" means an individual who is or was a director or officer, respectively, of a corporation or who, while a director or officer of the corporation, is or was serving at the corporation's request as a director, officer, partner, trustee, employee, or agent of another domestic or foreign corporation, partnership, joint venture, trust, employee benefit plan, or other entity. A director or officer is considered to be serving an employee benefit plan at the corporation's request if his or her duties to the corporation also impose duties on, or otherwise involve services by, the director or officer to the plan or to participants in or beneficiaries of the plan. Director or officer includes, unless the context otherwise requires, the estate or personal representative of a director or officer.

     (3) "Disinterested director" means a director who at the time of a vote referred to in subsection (c) of Code Section 14-2-853 or a vote or selection referred to in subsection (b) or (c) of Code Section 14-2-855 or subsection (a) of Code Section 14-2-856 is not:

          (A) A party to the proceeding; or

          (B) An individual who is a party to a proceeding having a familial, financial, professional, or employment relationship with the director whose indemnification or advance for expenses is the subject of the decision being made with respect to the proceeding, which relationship would, in the circumstances, reasonably be expected to exert an influence on the director's judgment when voting on the decision being made.

     (4) "Expenses" include counsel fees.

     (5) "Liability" means the obligation to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan), or reasonable expenses incurred with respect to a proceeding.

     (6) "Official capacity" means:

          (A) When used with respect to a director, the office of director in a corporation; and

          (B) When used with respect to an officer, as contemplated in Code
     Section 14-2-857, the office in a corporation held by the officer.

     Official capacity does not include service for any other domestic or foreign corporation or any partnership, joint venture, trust, employee benefit plan, or other entity.

     (7) "Party" means an individual who was, is, or is threatened to be made a named defendant or respondent in a proceeding.

     (8) "Proceeding" means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitrative, or investigative and whether formal or informal.

14-2-851.  AUTHORITY TO INDEMNIFY.

     (a) Except as otherwise provided in this code section, a corporation may indemnify an individual who is a party to a proceeding because he or she is or was a director against liability incurred in the proceeding if:

          (1) Such individual conducted himself or herself in good faith; and

          (2) Such individual reasonably believed:

             (A) In the case of conduct in his or her official capacity, that such conduct was in the best interests of the corporation;

             (B) In all other cases, that such conduct was at least not opposed to the best interests of the corporation; and

             (C) In the case of any criminal proceeding, that the individual had no reasonable cause to believe such conduct was unlawful.

     (b) A director's conduct with respect to an employee benefit plan for a purpose he or she believed in good faith to be in the interests of the participants in and beneficiaries of the plan is conduct that satisfies the requirement of subparagraph (a)(2)(B) of this Code section.

     (c) The termination of a proceeding by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the standard of conduct described in this Code section.

     (d) A corporation may not indemnify a director under this Code section:

          (1) In connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard of conduct under this Code section; or

          (2) In connection with any proceeding with respect to conduct for which he was adjudged liable on the basis that personal benefit was improperly received by him, whether or not involving action in his official capacity.

14-2-852.  MANDATORY INDEMNIFICATION.

     A corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party because he or she was a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding.

14-2-853.  ADVANCE FOR EXPENSES.

     (a) A corporation may, before final disposition of a proceeding, advance funds to pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding because he or she is a director if he or she delivers to the corporation:

          (1) A written affirmation of his or her good faith belief that he or she has met the relevant standard of conduct described in Code Section 14-2-851 or that the proceeding involves conduct for which liability has been eliminated under a provision of the articles of incorporation as authorized by paragraph (4) of subsection (b) of Code Section 14-2-202; and

          (2) His or her written undertaking to repay any funds advanced if it is ultimately determined that the director is not entitled to indemnification under this part.

     (b) The undertaking required by paragraph (2) of subsection (a) of this Code section must be an unlimited general obligation of the director but need not be secured and may be accepted without reference to the financial ability of the director to make repayment.

     (c) Authorizations under this Code section shall be made:

          (1) By the board of directors:

             (A) When there are two or more disinterested directors, by a majority vote of all the disinterested directors (a majority of whom shall for such purpose constitute a quorum) or by a majority of the members of a committee of two or more disinterested directors appointed by such a vote; or

             (B) When there are fewer than two disinterested directors, by the vote necessary for action by the board in accordance with subsection (c) of Code Section 14-2-824, in which authorization directors who do not qualify as disinterested directors may participate; or

          (2) By the shareholders, but shares owned or voted under the control of a director who at the time does not qualify as a disinterested director with respect to the proceeding may not be voted on the authorization.

14-2-854.  COURT-ORDERED INDEMNIFICATION AND ADVANCES FOR EXPENSES.

     (a) A director who is a party to a proceeding because he or she is a director may apply for indemnification or advance for expenses to the court conducting the proceeding or to another court of competent jurisdiction. After receipt of an application and after giving any notice it considers necessary, the court shall:

          (1) Order indemnification or advance for expenses if it determines that the director is entitled to indemnification under this part; or

          (2) Order indemnification or advance for expenses if it determines, in view of all the relevant circumstances, that it is fair and reasonable to indemnify the director or to advance expenses to the director, even if the director has not met the relevant standard of conduct set forth in subsections (a) and (b) of Code Section 14-2-851, failed to comply with Code Section 14-2-853, or was adjudged liable in a proceeding referred to in paragraph (1) or (2) of subsection (d) of Code Section 14-2-851, but if the director was adjudged so liable, the indemnification shall be limited to reasonable expenses incurred in connection with the proceeding.

     (b) If the court determines that the director is entitled to indemnification or advance for expenses under this part, it may also order the corporation to pay the director's reasonable expenses to obtain court-ordered indemnification or advance for expenses.

14-2-855.  DETERMINATION AND AUTHORIZATION OF INDEMNIFICATION.

     (a) A corporation may not indemnify a director under Code Section 14-2-851 unless authorized thereunder and a determination has been made for a specific proceeding that indemnification of the director is permissible in the circumstances because he or she has met the relevant standard of conduct set forth in Code Section 14-2-851.

     (b) The determination shall be made:

          (1) If there are two or more disinterested directors, by the board of directors by a majority vote of all the disinterested directors (a majority of whom shall for such purpose constitute a quorum) or by a majority of the members of a committee of two or more disinterested directors appointed by such a vote;

          (2) By special legal counsel:

             (A) Selected in the manner prescribed in paragraph (1) of this subsection; or

             (B) If there are fewer than two disinterested directors, selected by the board of directors (in which selection directors who do not qualify as disinterested directors may participate); or

          (3) By the shareholders, but shares owned by or voted under the control of a director who at the time does not qualify as a disinterested director may not be voted on the determination.

     (c) Authorization of indemnification or an obligation to indemnify and evaluation as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is permissible, except that if there are fewer than two disinterested directors or if the determination is made by special legal counsel, authorization of indemnification and evaluation as to reasonableness of expenses shall be made by those entitled under subparagraph (b)(2)(B) of this Code section to select special legal counsel.

14-2-856.  SHAREHOLDER APPROVED INDEMNIFICATION.

     (a) If authorized by the articles of incorporation or a bylaw, contract, or resolution approved or ratified by the shareholders by a majority of the votes entitled to be cast, a corporation may indemnify or obligate itself to indemnify a director made a party to a proceeding including a proceeding brought by or in the right of the corporation, without regard to the limitations in other Code sections of this part, but shares owned or voted under the control of a director who at the time does not qualify as a disinterested director with respect to any existing or threatened proceeding that would be covered by the authorization may not be voted on the authorization.

     (b) The corporation shall not indemnify a director under this Code section for any liability incurred in a proceeding in which the director is adjudged liable to the corporation or is subjected to injunctive relief in favor of the corporation:

          (1) For any appropriation, in violation of the director's duties, of any business opportunity of the corporation;

          (2) For acts or omissions which involve intentional misconduct or a knowing violation of law;

          (3) For the types of liability set forth in Code Section 14-2-832; or

          (4) For any transaction from which he or she received an improper personal benefit.

     (c) Where approved or authorized in the manner described in subsection (a) of this Code section, a corporation may advance or reimburse expenses incurred in advance of final disposition of the proceeding only if:

          (1) The director furnishes the corporation a written affirmation of his or her good faith belief that his or her conduct does not constitute behavior of the kind described in subsection (b) of this Code section; and

          (2) The director furnishes the corporation a written undertaking, executed personally or on his or her behalf, to repay any advances if it is ultimately determined that the director is not entitled to indemnification under this Code section.

14-2-857.  INDEMNIFICATION OF OFFICERS, EMPLOYEES, AND AGENTS.

     (a) A corporation may indemnify and advance expenses under this part to an officer of the corporation who is a party to a proceeding because he or she is an officer of the corporation:

          (1) To the same extent as a director; and

          (2) If he or she is not a director, to such further extent as may be provided by the articles of incorporation, the bylaws, a resolution of the board of directors, or contract except for liability arising out of conduct that constitutes:

             (A) Appropriation, in violation of his or her duties, of any business opportunity of the corporation;

             (B) Acts or omissions which involve intentional misconduct, or a knowing violation of law;

             (C) The types of liability set forth in Code Section 14-2-832; or

             (D) Receipt of an improper personal benefit.

     (b) The provisions of paragraph (2) of subsection (a) of this Code section shall apply to an officer who is also a director if the sole basis on which he or she is made a party to the proceeding is an act or omission solely as an officer.

     (c) An officer of the corporation who is not a director is entitled to mandatory indemnification under Code Section 14-2-852, and may apply to a court under Code Section 14-2-854 for indemnification or advances for expenses, in each case to the same extent to which a director may be entitled to indemnification or advances for expenses under those provisions.

     (d) A corporation may also indemnify and advance expenses to an employee or agent who is not a director to the extent, consistent with public policy, that may be provided by its articles of incorporation, bylaws, general or specific action of its board of directors, or contract.

14-2-858.  INSURANCE.

     A corporation may purchase and maintain insurance on behalf of an individual who is a director, officer, employee, or agent of the corporation or who, while a director, officer, employee, or agent of the corporation, serves at the corporation's request as a director, officer, partner, trustee, employee, or agent of another domestic or foreign corporation, partnership, joint venture, trust, employee benefit plan, or other entity against liability asserted against or incurred by him or her in that capacity or arising from his or her status as a director, officer, employee, or agent, whether or not the corporation would have power to indemnify or advance expenses to him or her against the same liability under this part.

14-2-859.  APPLICATION OF PART.

     (a) A corporation may, by a provision in its articles of incorporation or bylaws or in a resolution adopted or a contract approved by its board of directors or shareholders, obligate itself in advance of the act or omission giving rise to a proceeding to provide indemnification or advance funds to pay for or reimburse expenses consistent with this part. Any such obligatory provision shall be deemed to satisfy the requirements for authorization referred to in subsection (c) of Code Section 14-2-853 or subsection (c) of Code Section 14-2-855. Any such provision that obligates the corporation to provide indemnification to the fullest extent permitted by law shall be deemed to obligate the corporation to advance funds to pay for or reimburse expenses in accordance with Code Section 14-2-853 to the fullest extent permitted by law, unless the provision specifically provides otherwise.

     (b) Any provision pursuant to subsection (a) of this Code section shall not obligate the corporation to indemnify or advance expenses to a director of a predecessor of the corporation, pertaining to conduct with respect to the predecessor, unless otherwise specifically provided. Any provision for indemnification or advance for expenses in the articles of incorporation, bylaws, or a resolution of the board of directors or shareholders, partners, or, in the case of limited liability companies, members or managers of a predecessor of the corporation or other entity in a merger or in a contract to which the predecessor is a party, existing at the time the merger takes effect, shall be governed by paragraph (3) of subsection (a) of Code Section 14-2-1106.

     (c) A corporation may, by a provision in its articles of incorporation, limit any of the rights to indemnification or advance for expenses created by or pursuant to this part.

     (d) This part does not limit a corporation's power to pay or reimburse expenses incurred by a director or an officer in connection with his or her appearance as a witness in a proceeding at a time when he or she is not a party.

     (e) Except as expressly provided in Code Section 14-2-857, this part does not limit a corporation's power to indemnify, advance expenses to, or provide or maintain insurance on behalf of an employee or agent.

ARTICLES OF INCORPORATION

     As permitted by the Georgia Business Corporation Code, Post's Articles of Incorporation provide that a director shall not be personally liable to Post or its shareholders for monetary damages for breach of duty of care or other duty as a director, except that such provision shall not eliminate or limit the liability of a director (a) for any appropriation, in violation of his duties, of any business opportunity of Post, (b) for acts or omissions that involve intentional misconduct or a knowing violation of law, (c) for unlawful corporate distributions or (d) for any transaction from which the director derived an improper personal benefit. The Articles of Incorporation of Post further provide that if the Georgia Business Corporation Code is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of Post shall be eliminated or limited to the fullest extent permitted by the Georgia Business Corporation Code, as amended.

     Under Article IV of Post's Bylaws and certain agreements entered into by Post, Post is required to indemnify to the fullest extent permitted by the Georgia Business Corporation Code, any individual made a party to a proceeding (as defined in the Georgia Business Corporation Code) because such person is or was a director or officer against liability (as defined in the Georgia Business Corporation Code), incurred in the proceeding, if such person acted in a manner such person believed in good faith to be in or not opposed to the best interests of Post and, in the case of any criminal proceeding, such person had no reasonable cause to believe such person's conduct was unlawful. Post is required to pay for or reimburse the reasonable expenses incurred by a director or officer who is a party to a proceeding in advance of final disposition of the proceeding if:

          (a) Such person furnishes Post a written affirmation of such person's good faith belief that such person has met the standard of conduct set forth above; and

          (b) Such person furnishes Post a written undertaking, executed personally on such person's behalf to repay any advances if it is ultimately determined that such person is not entitled to indemnification.

The written undertaking required by paragraph (b) above must be an unlimited general obligation of such person but need not be secured and may be accepted without reference to financial ability to make repayment.

     The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in Article VI of Post's Bylaws are not exclusive of any other right which any person may have under any statute, provision of Post's Articles of Incorporation, provision of Post's Bylaws, agreement, vote of shareholders or disinterested directors or otherwise.

     The Partnership Agreement of Post Apartment Homes also provides for indemnification of Post and its officers and directors to the same extent indemnification is provided to officers and directors of Post in its Articles of Incorporation, and limits the liability of Post and its officers and directors to Post Apartment Homes and its partners to the same extent liability of officers and directors of Post to Post and its shareholders is limited under Post's Articles of Incorporation.

     Post's directors and officers are insured against damages from actions and claims incurred in the course of their duties, and Post is insured against expenses incurred in defending lawsuits arising from certain alleged acts of its directors and officers.

ITEM 16.  EXHIBITS

     The following Exhibits are filed as part of this Registration Statement:

EXHIBITS
  NO.                                   DESCRIPTION
--------                                -----------
   5.1      --  Opinion of King & Spalding regarding the validity of the securities being registered
  23.1      --  Consent of King & Spalding (included as part of Exhibit 5.1)
  23.2      --  Consent of PricewaterhouseCoopers LLP
  24.1      --  Power of Attorney (included on page II-9)

ITEM 17.  UNDERTAKINGS

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta and the State of Georgia, on the 28th day of August, 2000.

                                          POST PROPERTIES, INC.

                                          By:     /s/ JEFFREY A. HARRIS
                                             -----------------------------------
                                                      Jeffrey A. Harris
                                                          President

     We, the undersigned directors and officers of Post Properties, Inc. do hereby constitute and appoint John T. Glover, Jeffrey A. Harris, Sherry W. Cohen and R. Gregory Fox, and each and any of them, our true and lawful attorneys-in-fact and agents, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorneys and agents, or any of them, may deem necessary or advisable to enable said corporation to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on the 28th day of August, 2000 by the following persons in the capacities indicated:

                     SIGNATURE                                       TITLE
                     ---------                                       -----
               /s/ JOHN A. WILLIAMS                  Chairman of the Board and Chief
---------------------------------------------------    Executive Officer (Principal
                 John A. Williams                      Executive Officer)

                /s/ JOHN T. GLOVER                   Vice Chairman and Director
---------------------------------------------------
                  John T. Glover

                /s/ R. GREGORY FOX                   Executive Vice President (Principal
---------------------------------------------------    Accounting Officer)
                  R. Gregory Fox

                /s/ ROBERT ANDERSON                  Director
---------------------------------------------------
                  Robert Anderson

                /s/ ARTHUR M. BLANK                  Director
---------------------------------------------------
                  Arthur M. Blank

                     SIGNATURE                                       TITLE
                     ---------                                       -----
               /s/ HERSCHEL M. BLOOM                 Director
---------------------------------------------------
                 Herschel M. Bloom

               /s/ RUSSELL R. FRENCH                 Director
---------------------------------------------------
                 Russell R. French

                /s/ CHARLES E. RICE                  Director
---------------------------------------------------
                  Charles E. Rice

                /s/ RONALD DE WAAL                   Director
---------------------------------------------------
                  Ronald de Waal